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EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
BPZ Energy, Inc.
Houston, Texas

        We hereby consent to the incorporation by reference in this Registration Statement on From S-8 of our report dated April 11, 2005, relating to the consolidated balance sheets of BPZ Energy, Inc. and Subsidiaries, as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years then ended, which report is included in the Company's annual report on Form 10-KSB for the year ended December 31, 2004.

/s/ JOHNSON, MILLER & CO

Johnson, Miller & Co.
Midland, Texas

July 5, 2005

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Consent of Independent Registered Public Accounting Firm